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As filed with the Securities and Exchange Commission on April 6, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACTV, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

94-2907258
(I.R.S. Employer Identification No.)

225 Park Avenue South, 18th Floor, New York, New York 10003-1604
(Address, including Zip Code, of Principal Executive Offices)

Options issued in connection with
ACTV, Inc.'s acquisition of Intellocity, Inc.

(Full Title of the Plan)

Copies To:

DAY L. PATTERSON, ESQ. Executive Vice President, General Counsel and Secretary ACTV, Inc 225 Park Avenue South, 18th Floor New York, New York 10003-1604 (212) 497-7000	JAY M. KAPLOWITZ, ESQ. Gersten, Savage & Kaplowitz, LLP 101 East 52nd Street New York, New York 10022 (212) 752-9700

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /x/

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.10 per share	1,289,310	$0.24	$309,434.00	$77.36

(1)
The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based, as to the 1,289,310 shares of Common Stock issuable upon exercise of options granted pursuant to the agreement and plan of merger between ACTV, Inc. and Intellocity, Inc. dated as of March 7, 2001, upon the average price upon which such options may be exercised.

EXPLANATORY STATEMENT

    This registration statement on Form S-8 registers 1,289,310 shares (the "Shares") of Common Stock of ACTV, Inc. (the "Company"), par value $.10 per share, for issuance upon exercise of options (the "Options") granted pursuant to the agreement and plan of merger between the Company and Intellocity, Inc., dated as of March 7, 2001.

    The Options were granted to employees of Intellocity, Inc., who upon said merger became employees of the Company. The Options, and the exercise thereof and the sale of the underlying Shares, are subject to various restrictions, including: (i) each Option vests over a period of four or five years, and (ii) the holder of any currently vested portion of any Option is subject to a lock-up provision which restricts the sale of the Shares underlying that vested portion to one-third per year for the next three years from the date of the merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

    * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

    This registration statement on Form S-8 under the Securities Act of 1933, as amended, will be filed with the Securities and Exchange Commission for the registration of the shares of common stock offered by this prospectus. The Company will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to ACTV, Inc., 225 Park Avenue South, 18th Floor, New York, New York 10003-1604, Attn: Law Department, Telephone (212) 497-7000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of certain documents by reference.

    The following documents previously filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

      (1)  The Company's Annual Report on Form 10-K for the Year Ended December 31, 2000.

    In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information appearing in this registration statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference, except exhibits to such documents. Requests for such information should be directed to ACTV Inc., 225 Park Avenue South, 18th Floor, New York, New York 10003-1604, Attn: Law Department, Telephone (212) 497-7000.

Item 4.  Description of securities.

    Not applicable.

Item 5.  Interests of named experts.

    Not applicable.

Item 6.  Indemnification of officers and directors.

    The Company's Restated Certificate of Incorporation contains a provision, as permitted by Section 145 of the General Corporation Law of the State of Delaware, that eliminates the personal liability of directors to the Company and its stockholders for monetary damages for any breach of a director's fiduciary duty to the Company. This provision does not permit the elimination of, or any limitation on, the liability of a director for disloyalty to the Company or its stockholders, for failing to act in good faith, for engaging in intentional misconduct or a knowing violation of the law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the General Corporation Law of the State of Delaware.

    The Restated Certificate of Incorporation and the By-laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in the or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the General Corporation Law of the State of Delaware requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from registration claimed.

    Not applicable.

Item 8.  Exhibits.

5.1	Opinion of Gersten, Savage & Kaplowitz, LLP
23.1	Consent of Deloitte & Touche, LLP
23.2	Consent of Gersten, Savage & Kaplowitz, LLP (included in Exhibit 5.1)

Item 9.  Undertakings.

    The undersigned registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement, provided, however, that paragraphs 9(1)(i) and 9(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, New York on the 6th day of April, 2001.

ACTV, INC.
By:	/s/ WILLIAM C. SAMUELS William C. Samuels Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WILLIAM C. SAMUELS William C. Samuels	Chairman, Chief Executive Officer and Director	April 6,2001
/s/ DAVID REESE David Reese	President, Chief Operating Officer and Director	April 6,2001
/s/ BRUCE J. CROWLEY Bruce J. Crowley	President of ACTV Enhanced Media Services, Inc. and Director	April 6,2001
/s/ JOSEPH P. DWYER Joseph P. Dwyer	Executive Vice President and Chief Financial Officer	April 6,2001
/s/ WILLIAM A. FRANK William A. Frank	Executive Vice President and Director	April 6,2001
/s/ DAY L. PATTERSON Day L. Patterson	Executive Vice President, General Counsel and Secretary	April 6,2001
Melvyn N. Klein	Director	April 6,2001
Steven W. Schuster	Director	April 6,2001
John C. Wilcox	Director	April 6,2001

EXHIBIT INDEX

5.1	Opinion of Gersten, Savage & Kaplowitz, LLP
23.1	Consent of Deloitte & Touche, LLP
23.2	Consent of Gersten, Savage & Kaplowitz, LLP (included in Exhibit 5.1)

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EXPLANATORY STATEMENT
PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX